                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
X_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Kent Electronics Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                         KENT ELECTRONICS CORPORATION
                               7433 HARWIN DRIVE
                             HOUSTON, TEXAS 77036

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 2, 1997

To the Shareholders of
Kent Electronics Corporation:

  Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Kent Electronics Corporation (the "Company") will be held at the offices of the Company's wholly-owned subsidiary, K*TEC Electronics Corporation, 1111 Gillingham Lane, Sugar Land, Texas 77478, at 10:00 a.m., local time, on Wednesday, July 2, 1997, for the following purposes:

    1. To elect two persons to serve as directors on the classified Board of Directors until the 2000 annual meeting and until their successors have been elected and have qualified.

    2. To ratify the appointment of Grant Thornton LLP as the Company's independent public accountants for the fiscal year ending March 28, 1998.

    3. To transact such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

  Shareholders of record at the close of business on May 7, 1997 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. Shareholders are cordially invited to attend the Annual Meeting in person. Those who will not attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy for which a stamped return envelope is provided.

                                          By Order of the Board of Directors

                                          Stephen J. Chapko, Secretary

Houston, Texas
May 22, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                         KENT ELECTRONICS CORPORATION
                               7433 HARWIN DRIVE
                             HOUSTON, TEXAS 77036

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kent Electronics Corporation, a Texas corporation (the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, July 2, 1997, at the offices of the Company's wholly-owned subsidiary, K*TEC Electronics Corporation, 1111 Gillingham Lane, Sugar Land, Texas 77478, at 10:00 a.m., local time, or at any adjournment or adjournments thereof (such meeting or adjournment(s) thereof referred to as the "Annual Meeting"). Copies of the proxy and Notice and Proxy Statement are being mailed to shareholders on or about May 22, 1997.

  In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telecopy by the officers, directors and employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in their names and will be reimbursed for their expenses. In addition, the Company has retained the services of D.F. King & Co., Inc. to assist in the solicitation of proxies either in person or by mail, telephone or telecopy, at an estimated cost of $4,000 plus expenses. The cost of solicitation of proxies will be paid by the Company.

  A proxy received by the Board of Directors of the Company may be revoked by the shareholder giving the proxy at any time before it is exercised. A shareholder may revoke a proxy by notification in writing to the Company at 7433 Harwin Drive, Houston, Texas 77036, Attention: Secretary. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted for the nominees for the Board of Directors of the Company named in Proposal No. 1 of this Proxy Statement and in favor of Proposal No. 2 of this Proxy Statement. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  At the date of this Proxy Statement, management of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

            COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

  The Board of Directors has fixed the close of business on May 7, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that date there were outstanding 26,251,851 shares of common stock, without par value, of the Company ("Common Stock") and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposal to be presented at the Annual Meeting.

  The following table sets forth information with respect to the shares of Common Stock (the only outstanding class of voting securities of the Company) owned of record and beneficially as of May 7, 1997, unless otherwise specified, by (i) all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and named executive officer (as defined below), and (iii) all directors and executive officers of the Company as a group:

                                      SHARES OWNED        TOTAL STOCK-BASED
                                     BENEFICIALLY(1)         HOLDINGS(2)
                                    --------------------- ---------------------
         NAME AND ADDRESS            NUMBER       PERCENT  NUMBER       PERCENT
         ----------------           ---------     ------- ---------     -------
Morrie K. Abramson.................   732,150(3)    2.7%  1,232,150(4)    4.5%
Barbara A. Alberto.................    40,090(5)      *      45,090(6)      *
Stephen J. Chapko..................    25,000         *      82,500(7)      *
Larry D. Olson.....................    67,600(8)      *     162,600(9)      *
Mark A. Zerbe......................   109,500(10)     *     204,500(11)     *
Terrence M. Hunt...................   618,134(12)   2.4%    618,134(12)   2.4%
Max S. Levit.......................    14,250(13)     *      14,250(13)     *
David Siegel.......................    41,750(14)     *      41,750(14)     *
Richard C. Webb....................    22,500(15)     *      22,500(15)     *
Alvin L. Zimmerman.................    51,750(16)     *      51,750(16)     *
All executive officers and
 directors as a group
 (19 persons)...................... 1,997,298(17)   7.3%  3,182,298(18)  11.2%
Public Employees Retirement
 System of Ohio
 277 East Town Street
 Columbus, OH 43215-4642........... 2,300,000(19)   8.8%  2,300,000(19)   8.8%

--------
*  Less than 1%
(1) The persons listed have the sole power to vote and dispose of shares beneficially owned by them except as otherwise indicated.
(2) The amounts in this column include the equity securities shown in the "Shares Owned Beneficially" column and options that are not currently exercisable.
(3) Includes 570,000 shares that may be acquired upon the exercise of outstanding options. Also includes 10,000 shares held in trust for Mr. Abramson's children, as to which shares Mr. Abramson disclaims beneficial ownership.
(4) Includes 500,000 shares subject to options that are not currently exercisable.
(5) Includes 25,000 shares that may be acquired upon the exercise of outstanding options. Also includes 4,090 shares that are owned of record by Ms. Alberto's husband, as to which shares Ms. Alberto disclaims beneficial ownership.
(6) Includes 5,000 shares subject to options that are not currently exercisable.
(7) Includes 57,500 shares subject to options that are not currently exercisable.
(8) Includes 35,000 shares that may be acquired upon exercise of outstanding options.
(9) Includes 95,000 shares subject to options that are not currently exercisable.
(10) Includes 105,000 shares that may be acquired upon the exercise of outstanding options.
(11) Includes 95,000 shares subject to options that are not currently exercisable.
(12) Includes 593,134 shares held by THMJH Family Trust, of which Mr. Hunt is a beneficiary, 5,000 shares held by THMJH Family Partners, Ltd., of which Mr. Hunt serves as general partner, and 11,850 shares held in trust for Mr. Hunt's children.
(13) Includes 11,750 shares that may be acquired upon the exercise of outstanding options.
(14) Includes 25,250 shares that may be acquired upon the exercise of outstanding options, and 6,500 shares that are owned of record by Mr. Siegel's wife.

(15) Includes 5,000 shares that may be acquired upon the exercise of outstanding options.
(16) Includes 31,250 shares that may be acquired upon the exercise of outstanding options.
(17) Includes 985,750 shares that may be acquired upon the exercise of outstanding options. Also includes 34,114 shares owned of record by the spouses of, or held in trust for the children of, certain executive officers and directors.
(18) Includes 1,185,000 shares subject to options that are not currently exercisable.
(19) As reported in a Schedule 13G filed by the Public Employees Retirement System of Ohio with the Securities and Exchange Commission on February 12, 1997.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

GENERAL

  Two directors are to be elected at the Annual Meeting. The Company recommends voting for the election of each of the nominees for director listed below. The persons named as proxy holders in the accompanying proxy intend to vote each properly signed and submitted proxy for the election as a director of each of the persons named as a nominee below under "Nominees for Director" unless authority to vote in the election of directors is withheld on such proxy. If, for any reason, at the time of the election one or both of such nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the Board of Directors. Directors are elected by a plurality of votes cast at the Annual Meeting. Pursuant to the Company's Bylaws, any nomination of other persons to be elected as directors at the Annual Meeting must be received by the Secretary of the Company not later than the close of business on the tenth day following the date on which notice of the Annual Meeting is first given.

  Unless otherwise specified, all properly executed proxies received by the Company will be voted for the election of Messrs. Terrence M. Hunt and David Siegel to hold office until the 2000 annual meeting of shareholders and until each of their respective successors is elected and qualified.

  THE COMPANY RECOMMENDS VOTING "FOR" THE NOMINEES.

NOMINEES FOR DIRECTOR

  The following table sets forth the name and age of each nominee listed in the enclosed form of proxy for director to hold office until the 2000 annual meeting of shareholders, his principal position with the Company and the year he became a director of the Company.

         NAME          AGE DIRECTOR SINCE               POSITION
         ----          --- --------------               --------
Terrence M. Hunt......  49      1997      Director and Executive Vice President
David Siegel..........  71      1990      Director

  Mr. Hunt has served as Executive Vice President and as a director since January 1997. Mr. Hunt was elected to serve as a director in connection with the Company's acquisition of Futronix Corporation which became effective January 17, 1997. Prior to joining the Company, Mr. Hunt served as President of Futronix Corporation, which he founded in 1991.

  Mr. Siegel has served as a director of the Company since September 1990, and has been in the electronics distribution business since 1954. Mr. Siegel is Vice President, director and the founder of Great American Electronics, a distribution company serving industrial distributors. He is also a director of Micronetics and Surge Components.

OTHER DIRECTORS

  The following table sets forth the name and age of each director of the Company not up for election this year, his principal position with the Company, the year he became a director of the Company and the year that his term as a director expires.

                                TERM   DIRECTOR
           NAME            AGE EXPIRES  SINCE                POSITION
           ----            --- ------- --------              --------
Morrie K. Abramson........  62  1999     1973   Chairman of the Board, Chief
                                                 Executive Officer and President
Max S. Levit..............  62  1998     1995   Director
Richard C. Webb...........  63  1998     1986   Director
Alvin L. Zimmerman........  53  1999     1986   Director

  Mr. Abramson, a co-founder of the Company, has served as Chief Executive Officer and a director since 1973 and Chairman of the Board since 1977. He has been in the electronics distribution business since 1956. Mr. Abramson has also been Chairman of the Board of K*TEC Electronics Corporation ("K*TEC"), the Company's wholly-owned manufacturing subsidiary, since its incorporation in 1983.

  Mr. Levit, President of Grocers Supply Company, Inc. since January 1992, has served as a director of the Company since April 1995. Mr. Levit also serves on the Board of M.D. Anderson Hospital and The University of Texas--Houston Health Science Center.

  Mr. Webb, a founder of Harris Webb & Garrison, a Houston-based investment banking and brokerage firm, has served as a director of the Company since June 1986. He has been involved in the investment banking business since 1960, and was a founder of Lovett Underwood Neuhaus & Webb, Inc., a subsidiary of Kemper Securities.

  Mr. Zimmerman has served as a director of the Company since June 1986. As a judge he presided over the 309th Family District Court and the 269th Civil District Court of Harris County, Texas from 1980 to 1984. Since 1984, he has been a shareholder, officer and director in the law firm of Zimmerman, Axelrad, Meyer, Stern & Wise, P.C. and its predecessor firms.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the Company's last fiscal year, the Board of Directors held eight meetings. All directors attended all of the meetings of the Board of Directors and the committees on which they served in fiscal 1997.

  The Audit Committee, which was composed of Messrs. Levit, Siegel, Webb and Zimmerman, met on two occasions during the last fiscal year. The Audit Committee reviews with the Company's independent auditors the plan, scope and results of the annual audit and the procedures for and results of internal controls.

  The Compensation Committee, which was composed of Messrs. Levit, Siegel, Webb and Zimmerman, met on six occasions during the last fiscal year. The Compensation Committee is authorized to determine the compensation of Mr. Abramson. In addition, it is authorized to make recommendations to the Board of Directors regarding the compensation of other officers and administers the Company's stock option plans.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company receive $1,000 per meeting for attendance at the meetings of the Board of Directors and $500 per meeting for attendance at meetings of each committee on which such director serves (in the case of committee meetings not held before or after Board meetings). In addition to the above fees, directors who are not employees of the Company receive an annual retainer in the amount of $15,000 and committee chairmen receive $2,000 annually, with total compensation not to exceed $35,000 annually.

EXECUTIVE OFFICERS

  The following table sets forth the names, ages and positions of the persons who are not directors and who are executive officers of the Company:

               NAME                AGE                     POSITION
               ----                ---                     --------
Barbara A. Alberto................  50 Vice President
Keith K. Ayers....................  58 Vice President
Frank M. Billone..................  52 Vice President
Stephen J. Chapko.................  43 Executive Vice President, Chief Financial
                                        Officer, Treasurer and Secretary
Randy J. Corporron................  40 Executive Vice President
Rodney J. Corporron...............  40 Vice President
Carolyn S. Davis..................  49 Vice President
William H. Fountain...............  40 Vice President
Pamela P. Huffman.................  38 Vice President
David D. Johnson..................  32 Vice President, Corporate Controller
Cathy L. O'Leary..................  45 Vice President
Larry D. Olson....................  40 Executive Vice President
Mark A. Zerbe.....................  36 Executive Vice President

  Ms. Alberto joined the Company's credit department in 1978. In 1987, she was appointed Vice President and she oversees credit administration.

  Mr. Ayers joined the Company in 1976 as a purchasing agent. Since then, he has served in various capacities, including manager of the management information systems. Mr. Ayers currently serves as Vice President and has responsibilities for training, special projects and administrative matters.

  Mr. Billone has been Vice President of Information Services--Distribution since joining the Company in January 1996. Prior to joining the Company, he held various Information Systems positions with General Electric since 1967.

  Mr. Chapko was appointed Executive Vice President, Chief Financial Officer in January 1997. He was previously Vice President and Treasurer of the Company since 1989, and he was appointed Secretary in 1993. He joined the Company as Assistant Treasurer in 1987.

  Mr. Randy Corporron has been Executive Vice President of Manufacturing Services since 1994, and was previously Vice President of the Company since 1987. Since 1989, he has served as President of K*TEC. He joined the Company in 1982 as General Manager of K*TEC.

  Mr. Rodney Corporron directs and coordinates the multi-plant manufacturing operations and was appointed Vice President of the Company and General Manager of K*TEC in 1989. Prior to such time, he served the Company in a number of capacities since 1974.

  Ms. Davis joined the Company in February 1995 as Information Services Manager for K*TEC. She was appointed Vice President of Information Services-- Manufacturing in January 1997. Prior to joining the Company, Ms. Davis served as Director of Information Systems at Anderson Greenwood & Co. since 1992.

  Mr. Fountain has been Vice President since 1987 and is responsible for product management in the distribution operations. He joined the Company in 1980 as a purchasing agent.

  Ms. Huffman joined the Company as K*TEC Human Resources Manager in 1988 and in 1989 was appointed Corporate Human Resources Manager. In January 1997, she was appointed Vice President of Human Resources.

  Mr. Johnson was appointed Vice President, Corporate Controller in January 1996. He joined the Company in 1988 as Accounts Payable Supervisor.

  Ms. O'Leary became a Vice President of the Company in 1993. She joined the Company in 1986 as a purchasing manager for K*TEC.

  Mr. Olson serves as Executive Vice President of the Company and became President of Kent Components in January 1997. He previously served as Executive Vice President of Sales--Distribution since 1994. He served as Vice President since 1992, after the Company's acquisition of Shelley-Ragon, Inc. Since 1991, he had been President of Shelley-Ragon, Inc.

  Mr. Zerbe serves as Executive Vice President of the Company and became President of Kent Datacomm in January 1997. He previously served as Executive Vice President of Operations--Distribution since 1994. He served as Vice President since 1988. Mr. Zerbe joined the Company as a sales representative in 1985.

  Other than as set forth below under the heading "Executive Agreements," the executive officers serve at the pleasure of the Board of Directors.

COMPENSATION COMMITTEE REPORT(1)

  The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. This Committee Report sets forth the components of the Company's executive officer compensation and describes the basis on which the fiscal 1997 compensation determinations were made by the Committee with respect to the executive officers of the Company.

  In designing its executive compensation programs, the Company follows its belief that executive compensation should reflect the value created for shareholders while supporting the Company's strategic goals. The following objectives have been adopted by the Committee:

    1. Executive compensation should be meaningfully related to the value created for shareholders.

    2. Executive compensation programs should support the short-term and long-term strategic goals and objectives of the Company.

    3. Executive compensation programs should reflect and promote the Company's value and reward individuals for outstanding contributions to the Company's success.

    4. Short-term and long-term executive compensation play a critical role in attracting and retaining well qualified executives.

  The Committee currently implements a compensation program based on three components: a base salary, a related bonus program tied to Company performance, and a stock option program. The Committee regularly reviews the various components of the Company's executive compensation to ensure that they are consistent with the Company's objectives.

--------
1 Notwithstanding filings by the Company with the Securities and Exchange Commission ("SEC") that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, this Compensation Committee Report shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

  Base Salary--The Committee, in determining the appropriate base salaries of its executive officers, generally considers the level of executive compensation in similar companies in the industry. In addition, the Committee takes into account (i) the performance of the Company and the roles of the individual executive officers with respect to such performance, and (ii) the particular executive officer's specific responsibilities and the performance of such executive officer in those areas of responsibility. From time to time surveys are undertaken to provide competitive information to the Committee. In this regard the Committee has conferred with third party compensation and employee benefit consultants and has reviewed published information which members of the Committee have obtained.

  Annual Incentives--The bonus program provides direct financial incentives in the form of an annual cash bonus to executive officers to achieve and exceed the Company's annual goals. The Company currently maintains for Mr. Abramson an incentive cash bonus plan (the "CEO Bonus Plan"). Bonuses pursuant to the CEO Bonus Plan are determined by the Compensation Committee, based upon the Company's achievement of certain budgeted goals. Ninety percent of such bonus is based on the Company's pre-tax earnings, 5% is based on the growth of the Company's earnings per share, and 5% is based on the Company's stock performance.

  The Company has developed bonus programs in which the named executive officers participate, pursuant to which they receive cash bonuses resulting from the achievement of certain targeted goals for the Company as a whole or for certain divisions of the Company.

  Long-Term Incentives--The Company currently maintains the 1996 Employee Incentive Plan (the "Incentive Plan"), the Amended and Restated 1987 Stock Option Plan, a Chief Executive Officer Stock Option Plan and Agreement, a Chief Operating Officer Stock Option Plan and Agreement, a K*TEC President Stock Option Plan and Agreement, a K*TEC General Manager Stock Option Plan and Agreement, an Executive Vice President of Sales--Distribution Stock Option Plan and Agreement, an Executive Vice President of Operations--Distribution Stock Option Plan and Agreement, a Vice President, Secretary and Treasurer Stock Option Plan and Agreement and a Vice President, Corporate Controller Stock Option Plan and Agreement. These stock option plans align executive officer compensation and shareholder return, and enable executive officers to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. Since adoption of the Incentive Plan by the Company's shareholders at the 1996 annual meeting of shareholders, no further grants of stock options have been, or will be, made under the Amended and Restated 1987 Stock Option Plan. All grants of stock options under the Amended and Restated 1987 Stock Option Plan, however, remain outstanding and continue to be governed by the terms of such plan.

  Named Executive Officers--Consistent with the Company's compensation program outlined above, compensation for each of the named executive officers, as well as other senior executives, consists of a base salary, bonus and stock options. The base salaries for the named executive officers for fiscal 1997 were believed to be at levels below competitive amounts paid to executives with comparable qualifications, experience and responsibilities of other companies engaged in the same or similar business as the Company. Cash bonuses have been accrued for payment to all named executive officers of the Company as a result of the Company achieving its targeted goals, and the guidance and performance of such officers in assisting the Company to achieve those goals during fiscal 1997.

  Chief Executive Officer--In addition to the long-term incentive components, the Committee believes that the cash compensation of the chief executive officer ("CEO") should be impacted by Company performance. Mr. Abramson, who has served as CEO of the Company since 1973, earned a base salary in fiscal 1997 of $390,250, which the Committee believes to be below the average of the base salary for chief executive officers of other companies engaged in the same or similar business as the Company with comparable qualifications, experience and responsibilities. Moreover, after due consideration of Mr. Abramson's performance, the Committee awarded Mr. Abramson a bonus of $1,767,268 in fiscal 1997, of which $1,396,560 was earned under the CEO Bonus Plan. In determining the discretionary component of Mr. Abramson's bonus, the Committee considered his (i) strong leadership of the Company through a difficult economic environment for the Company's industry, (ii) implementation of strict cost control initiatives, (iii) development of a sound strategy to increase the price of the Company's Common Stock, (iv) efforts to improve the Company's Common Stock status on lists published by analysts who follow the Company and its industry, (v) successful completion of the acquisition of EMC Distribution, Futronix Corporation and Wire & Cable Specialities Corporation by the Company and (vi) successful recruitment of Mr. Hunt to serve on the Company's Board of Directors.

  The Company maintains an employment agreement with Mr. Abramson (the "Employment Agreement"), which provides for the Company's continued employment of Mr. Abramson until March 31, 2001 for a minimum annual base salary and bonus of $950,000. The Employment Agreement also provides that if Mr. Abramson continues to serve as CEO of the Company until March 31, 2001, he will receive a retirement benefit in the amount of $750,000 per year for the greater of 15 years or his life, which benefit is subject to acceleration in certain circumstances. The Committee believes that the Employment Agreement secures Mr. Abramson's commitment to continue leading the Company over the next four years.

  In the spring of 1996, the Compensation Committee conferred with the Management Consulting Division of Grant Thornton LLP with respect to the total compensation package provided to the CEO with a focus on a proposed CEO stock option grant with vesting provisions intended to further secure Mr. Abramson's commitment to continue leading the Company. In light of the fact that the Company had not made an option grant to the CEO since 1991, and that most comparable organizations provide stock option grants annually, the Committee determined to grant a stock option to the CEO for 500,000 shares with a 5 1/2 year expiration date that vests in five equal annual installments. The Committee believes that this grant properly incentivizes the CEO and aligns his personal goals with the goals of the shareholders of the Company.

  Limitation of Tax Deduction for Executive Compensation--The Committee desires its compensation policy to be cost and tax effective. In light of federal tax laws that prohibit publicly traded companies from receiving a tax deduction on compensation paid to named executive officers in excess of $1 million annually, the Committee continually reviews all compensation components to ensure the Company is maximizing corporate tax deductions, when feasible and consistent with its prior commitments to the Company's named executive officers.

  Compensation Committee: Max S. Levit, David Siegel, Richard C. Webb, and Alvin L. Zimmerman.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

  During fiscal 1997, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION TABLES

  The following table sets forth compensation information for the chief executive officer and the four most highly compensated executive officers of the Company for the Company's fiscal year 1997, for services rendered to the Company or any of its subsidiaries during the Company's fiscal years 1997, 1996, and 1995.

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                 ANNUAL COMPENSATION    COMPENSATION
                                 ------------------- ------------------
                                                         SECURITIES        ALL OTHER
   NAME AND PRINCIPAL     FISCAL  SALARY    BONUS    UNDERLYING OPTIONS COMPENSATION(1)
        POSITION           YEAR    ($)       ($)            (#)               ($)
   ------------------     ------ ------------------- ------------------ ---------------
Morrie K. Abramson......   1997   390,250  1,767,268      500,000           69,000
 Chairman of the Board,    1996   391,500  1,771,109            0           29,163
 Chief Executive Officer   1995   372,879    674,700            0           21,945
 and President
Larry D. Olson..........   1997   164,602    110,138       20,000           16,102
 Executive Vice            1996   160,385    132,908       75,000            4,661
 President                 1995   140,466     43,754            0            4,500

Mark A. Zerbe...........   1997   164,602    110,138       20,000           13,425
 Executive Vice            1996   160,251    132,908       75,000           10,557
 President                 1995   162,263     36,000            0            7,823

Stephen J. Chapko.......   1997    99,523    100,000       20,000            9,804
 Executive Vice            1996    91,032     75,000       37,500            4,110
 President,                1995    86,335     52,000            0            3,487
 Chief Financial
 Officer,
 Treasurer and Secretary
Barbara A. Alberto......   1997    72,080    100,000        5,000            8,392
 Vice President            1996    66,892     65,000       10,000            3,205
                           1995    63,684     40,000            0            2,809

--------
(1) Includes, in fiscal 1997, Company matching contributions of $4,355, $4,487, $4,487, $4,573 and $4,066, respectively, pursuant to the Company's Tax-Deferred Savings and Retirement Plan and Trust, and Company matching contributions of $64,646, $11,615, $8,937, $5,230 and $4,326,
    respectively, pursuant to the Company's Deferred Compensation Plan.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE
                                 PERCENTAGE OF                                        VALUE
                                 TOTAL OPTIONS             MARKET               AT ASSUMED STOCK
                                  GRANTED TO    EXERCISE  PRICE ON             PRICE APPRECIATION
                         OPTIONS EMPLOYEES IN  PRICE (PER DATE OF               FOR OPTION TERMS
                         GRANTED  FISCAL YEAR    SHARE)    GRANT   EXPIRATION ---------------------
          NAME             (#)         %          ($)       ($)       DATE       (5%)      (10%)
          ----           ------- ------------- ---------- -------- ----------    ----    ----------
Morrie K. Abramson...... 500,000     44.5%       19.63     19.63    01/23/02  $3,024,871 $6,782,513
Larry D. Olson..........  20,000      1.8%       17.13     17.13    09/09/01  $   94,654 $  209,161
Mark A. Zerbe...........  20,000      1.8%       17.13     17.13    09/09/01  $   94,654 $  209,161
Stephen J. Chapko.......  20,000      1.8%       17.13     17.13    09/09/01  $   94,654 $  209,161
Barbara A. Alberto......   5,000      0.4%       17.13     17.13    09/09/01  $   23,664 $   52,290

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                       NUMBER OF
                                                 SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                           SHARES                 AT FISCAL YEAR END          AT FISCAL YEAR END
                         ACQUIRED ON  VALUE   --------------------------- ---------------------------
          NAME            EXERCISE   REALIZED (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)
          ----           ----------- -------- --------------------------- ---------------------------
Morrie K. Abramson......        0    $      0       570,000/500,000         $11,400,000/$2,060,000
Larry D. Olson..........   40,000    $950,475         35,000/95,000            $494,200/$1,369,900
Mark A. Zerbe...........        0    $      0        105,000/95,000          $1,522,650/$1,369,900
Stephen J. Chapko.......   15,000    $329,475              0/57,500                    $0/$751,150
Barbara A. Alberto......        0    $      0          25,000/5,000               $297,450/$33,100

PERFORMANCE GRAPH

  The following performance graph provided by Media General Financial Services compares the performance of the Company's Common Stock to a Peer Group Index (as defined below) and the New York Stock Exchange Market Index (the "NYSE Market Index") for the Company's last five fiscal years. The Peer Group Index is made up of the companies whose common stock has traded publicly for the last five years and whose primary four-digit SIC Code is the same as the Company's.



                             [GRAPH APPEARS HERE]


                                                      FISCAL YEAR

                                         1992  1993   1994   1995   1996   1997
Kent Electronics Corporation............ 100  134.37 133.75 221.14 530.36 356.07
Peer Group Index(1)..................... 100  125.25 125.54 139.67 178.49 193.40
NYSE Market Index....................... 100  114.77 119.48 132.53 173.09 202.12

Assumes $100 invested on March 29, 1992 in Kent Common Stock or Index and that dividends, if any, are reinvested.
--------
(1) Includes the following companies:

  All American Semiconductor, Arrow Electronics, Avnet, Bell Industries, Bell Microproducts, Brightpoint, Cellstar, Communications World International, Electrocon International, Farmstead Telephone Group, Gentner Communications, Highwaymaster Communications, Intellicell, Internet Communications, Jaco Electronics, Kent Electronics, Marshall Industries, Norstan, Nu-Horizons Electronics, Pioneer-Standard Electronics, Premier Farnell, Rada Electronics Industries, Reptron Electronics, Richardson Electronics, Richey Electronics, Sterling Electronics, Taitron Components, Tech Electro Industries, Tessco Technologies, Universal Security Instruments, Video Display, View Tech, Western Micro Technology and Wyle Electronics.

EXECUTIVE AGREEMENTS

 Abramson Agreements

  The Employment Agreement between Mr. Abramson and the Company expires on March 31, 2001. As stated in the Compensation Committee's report, the Employment Agreement provides for a minimum annual base salary and bonus of at least $950,000 and an annual retirement benefit of $750,000 for the greater of 15 years or his life upon termination of Mr. Abramson's employment for any reason other than for Just Cause or without Good Reason (each as defined in the Employment Agreement). If Mr. Abramson dies or becomes disabled prior to March 31, 2001, the Company shall pay his estate, his guardian or him, as the case may be, an annual retirement benefit of $950,000 until March 31, 2001, and then $750,000 annually thereafter. The

Employment Agreement provides for termination by the Company for Just Cause or by Mr. Abramson for Good Reason. Upon a termination for Just Cause or Mr. Abramson's resignation without Good Reason prior to March 31, 2001, no retirement benefits would be paid. If prior to a Change in Control (as defined in the Employment Agreement), Mr. Abramson is discharged without Just Cause or resigns for Good Reason, or if Mr. Abramson's employment is terminated for any reason after a Change in Control, Mr. Abramson shall be entitled to receive a cash lump sum payment equal to all compensation due to him for the remainder of the term of the Employment Agreement. A Change in Control in the Employment Agreement is deemed to have occurred on the earliest of the following: (i) if any entity or person becomes the beneficial owner of 20% or more of the Common Stock of the Company; (ii) the approval by the shareholders of the Company of a definitive agreement to sell or otherwise dispose of substantially all of the assets, merge or consolidate the Company in which the Company is not the surviving corporation; or (iii) the date upon which, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof.

  In January 1993, the Company entered into an Executive Health Care Benefits and Consulting Agreement with Mr. Abramson pursuant to which he may provide consulting services to the Company after retirement and will be covered under the Company's health care plan. Under such agreement, Mr. Abramson will pay all required premiums and other costs for Medicare coverage. Under the Company's health care plan, the Company will provide medical, dental and prescription drug benefits for Mr. Abramson and his spouse for those items and expenses which are eligible to be covered under the health care plan to the extent not covered by Medicare.

  In March 1993, the Company entered into an agreement with Mr. Abramson pursuant to which the Company, upon a change in control of the Company, will make a cash payment to him in an amount sufficient to pay all excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), so as to place such executive officer in the same after-tax position had there been no such taxes.

 Hunt Agreements

  The Company entered into an Employment Agreement with Mr. Hunt (the "Hunt Employment Agreement") that became effective upon the acquisition by the Company of Futronix Corporation and Wire & Cable Specialties Corporation, which formed the Futronix Systems division ("Futronix"). The Hunt Employment Agreement expires April 1, 2000 (the "Employment Term"). Under the Hunt Employment Agreement, Mr. Hunt will receive an annual salary of $150,000 that may be adjusted upward on an annual basis by the Company's Board of Directors, but the salary cannot be decreased (such amount, as adjusted, is referred to as "Salary"), and Mr. Hunt is entitled to fringe benefits comparable to those provided to other officers of the Company and its subsidiaries in comparable executive positions (the "Fringe Benefits"). In addition, Mr. Hunt is entitled to receive a bonus (the "Bonus") as may be determined from time to time by the Company's Board of Directors, provided that for the 1998 fiscal year, Mr. Hunt will receive a bonus based upon the income from operations of Futronix exceeding certain targeted levels. After the 1998 fiscal year, Mr. Hunt will participate in the Company's bonus plans on the same basis as other officers of the Company and its subsidiaries in comparable executive positions. Upon the resignation of Mr. Hunt or the termination of the Hunt Employment Agreement for "cause", Mr. Hunt will receive any unpaid Salary and Fringe Benefits that have accrued through the date of termination. If Mr. Hunt becomes totally disabled, Futronix may terminate the Hunt Employment Agreement, and upon such termination, Mr. Hunt would be entitled to (i) any unpaid Salary and Fringe Benefits that have accrued through the date of termination; (ii) any benefits that he may be entitled to receive under any then existing disability benefit plans of Futronix (including plans included in the Fringe Benefits), and (iii) in the fiscal year immediately following the fiscal year of termination, the Bonus to which Mr. Hunt would have been entitled if he had been employed for the full period to which the Bonus relates, but reduced proportionately to correspond to the portion of the period for which Mr. Hunt was actually employed (a "Proportionate Bonus"). Upon Mr. Hunt's death, the Company must pay to Mr. Hunt's estate any unpaid Salary and Fringe Benefits that have accrued through the date of death and a Proportionate Bonus. If the Hunt Employment Agreement is terminated without cause, Mr. Hunt would be entitled to an amount equal to (i) the Salary for the remainder of the

Employment Term plus (ii) an amount equal to (a) the Bonus paid to Mr. Hunt for the fiscal year immediately preceding the fiscal year of termination divided by 12, multiplied by (b) the number of months from the end of the last fiscal year for which a Bonus was paid through the end of the Employment Term; provided, however, that in the case of a termination without cause prior to April 1, 1998, the Bonus shall be deemed to be $150,000, and the Bonus for the 1998 fiscal year shall equal 80% of the Bonus earned for the fifteen month period ending on the last day of the Company's 1998 fiscal year; and provided further that if the aggregate amount payable to Mr. Hunt upon termination without cause is not at least equal to one year's Salary, then the Company may either increase the amount to be paid to Mr. Hunt to one year's Salary or release Mr. Hunt from the covenants not to compete to which he is subject.

  The distribution center of Futronix in Houston, Texas is leased from a trust of which Mr. Hunt is the trustee. The base annual rent of Futronix for the property is based on the sales of Futronix for the preceding calendar year and is calculated each December 31 for the following year's rent. The base annual rent is $156,072 when annual sales are equal to or less than $4 million, $180,000 when annual sales are greater than $4 million, $210,000 when annual sales are greater than $9 million, $240,000 when annual sales are greater than $15 million and $300,000 when annual sales are greater than $20 million. Futronix is currently at a sales level requiring it to pay an annual rent of $300,000, the maximum annual rent permitted under the lease. In addition to the base amount of rent, Futronix is responsible for all expenses related to the operation of the property including maintenance, utilities, taxes and insurance. The term of the lease expires on December 31, 2003, and Futronix has an option to renew the lease for an additional five-year term. The Company believes that the terms of the lease, including the annual rent, are on terms no less favorable than those that could be obtained from an unrelated third party.

CERTAIN TRANSACTIONS

  Mr. Zimmerman, a director of the Company, is a shareholder, officer and director of the law firm of Zimmerman, Axelrad, Meyer, Stern & Wise, P.C., a firm retained by the Company.

  During fiscal 1997, the Company made loans to certain officers and directors of the Company to finance their purchase of Company Common Stock. The Company had outstanding loans of $60,000 or more to officers and directors as set forth in the table below.

                                              LARGEST LOAN BALANCE
                                                 IN FISCAL 1997
                                              AND LOAN BALANCE AT
                       NAME                      MARCH 29, 1997    INTEREST RATE
                       ----                   -------------------- -------------
      Morrie K. Abramson.....................     $210,500.00          6.74%
      Frank M. Billone.......................     $ 98,787.50          6.74%
      Randy J. Corporron.....................     $213,000.00          6.84%
      Rodney J. Corporron....................     $215,500.00          6.84%
      William H. Fountain....................     $210,500.00          6.74%
      David D. Johnson.......................     $209,250.00          6.74%
      Cathy L. O'Leary.......................     $105,250.00          6.84%
      Larry D. Olson.........................     $101,587.50          6.74%
      Richard C. Webb........................     $209,163.00          6.84%

                PROPOSAL NO. 2--RATIFICATION AND APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected Grant Thornton LLP as its independent public accountants to audit the accounts of the Company for the fiscal year ending March 28, 1998. Grant Thornton has advised the Company that it will have a representative in attendance at the Annual Meeting who will respond to appropriate questions presented at such meeting.

  Management recommends that the appointment of Grant Thornton LLP as independent public accountants of the Company for the fiscal year ending March 28, 1998, be ratified by the shareholders. Unless otherwise specified, all properly executed proxies received by the Company will be voted for such ratification at the meeting or any adjournment thereof.

  THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 2.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that a Form 4 for Keith K. Ayers was filed two days late.

                                 OTHER MATTERS

  The Board of Directors knows of no matters other than those described above which are likely to come before the Annual Meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

               PROPOSALS AND NOMINATIONS FOR NEXT ANNUAL MEETING

  Any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 1998 must be received by the Company, addressed to the Secretary of the Company, 7433 Harwin Drive, Houston, Texas 77036, no later than January 22, 1998, to be included in the proxy statement relating to that meeting.

  Pursuant to the Company's Bylaws, any nomination of persons to be elected as directors at the Annual Meeting of Shareholders of the Company to be held in 1998 must be received by the Secretary of the Company not later than the close of business on the tenth day following the date on which notice of the 1998 annual meeting is first given to shareholders. Such nomination or nominations must be in writing from a shareholder of record and must attach a written consent of each person so nominated to serve on the Board of Directors. In addition, the notice must set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of the Company that are beneficially owned by each such nominee and (iv) such other information in respect of such nominee as would be required by the federal securities laws and the rules and regulations promulgated thereunder in respect of an individual nominated as a director of the Company and for whom proxies are solicited by the Board of Directors.

                                          By Order of the Board of Directors

                                          Stephen J. Chapko, Secretary

May 22, 1997

  THE COMPANY WILL FURNISH WITHOUT CHARGE ADDITIONAL COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 29, 1997 TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE SECRETARY AT THE COMPANY'S ADDRESS PREVIOUSLY SET FORTH.

                 [MAP SHOWING MEETING LOCATION APPEARS HERE]




                          Kent Electronics Corporation
                      1997 Annual Meeting of Shareholders
                            July 2, 1997, 10:00 a.m.

 Meeting to be held at the Company's wholly-owned subsidiary, K*TEC Electronics
           1111 Gillingham Lane, Sugar Land, TX 77478 (281) 243-5000

LOGO
                                                                            LOGO

                          KENT ELECTRONICS CORPORATION
                               7433 HARWIN DRIVE
                              HOUSTON, TEXAS 77036
                  ANNUAL MEETING OF SHAREHOLDERS JULY 2, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned shareholder(s) of Kent Electronics Corporation (the "Company") hereby appoint MORRIE K. ABRAMSON and STEPHEN J. CHAPKO, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote in respect of the undersigned's shares of the Company's Common Stock at the Annual Meeting of Shareholders of the Company to be held on July 2, 1997, at 10:00 a.m., local time, at the offices of the Company's wholly-owned subsidiary, K*TEC Electronics Corporation, 1111 Gillingham Lane, Sugar Land, Texas 77478 and at any adjournment(s) thereof, the number of shares the undersigned would be entitled to cast if personally present.
1. Election of Directors, Nominees: FOR [_]   WITHHOLD AUTHORITY [_]

For, except vote withheld from the following nominee(s):
--------------------------------------------------------------------------------
Nominees: Terrence M. Hunt, David Siegel

2. To ratify the appointment of Grant Thornton LLP as the Company's Independent Public Accountants for the fiscal year ending March 28, 1998.
                    FOR [_]     AGAINST [_]     ABSTAIN [_]
3. In their discretion, on such other matters as may properly come before the 1997 Annual Meeting of Shareholders or any adjournment(s) thereof; all as more particularly described in the Proxy Statement, receipt of which is hereby acknowledged.
                    FOR [_]     AGAINST [_]     ABSTAIN [_]

                               (SEE REVERSE SIDE)

The Board of Directors recommends a vote FOR the nominees set forth on the reverse side and FOR Proposal 2.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD USING THE ENCLOSED ENVELOPE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted "for" the director nominees listed below and proposal 2. All prior proxies are hereby revoked.

                                        Signature(s) __________________________
                                                          Dated _____, 1997

                                        Signature(s) __________________________
                                                          Dated _____, 1997
                                        (Please sign exactly as your name
                                        appears hereon. When signing as
                                        attorney, executor, administrator,
                                        trustee, guardian, etc., give full
                                        title as such. For joint accounts,
                                        each joint owner should sign.)